Exhibit 35.1

Servicer Compliance Statement of AmeriCredit Financial Services, Inc.

This Annual Statement as to Compliance is delivered to you pursuant to Section 4.10 (a) of the Sale and Servicing Agreement dated as of May 24, 2007 (the “Agreement”) and Item 1123 of Regulation AB, executed in connection with the formation of AmeriCredit Prime Automobile Receivables Trust 2007-1 (the “Trust”), the issuance of the Notes by the Trust and the closing of the transactions and the execution and delivery of the various documents by AmeriCredit Corp., AmeriCredit Financial Services, Inc. (the “Servicer”) and AFS Sensub Corp. in connection therewith. The capitalized terms used herein shall have the same meanings as in the Agreement.

The undersigned certifies that I am the Executive Vice President, Controller of the Servicer. I further certify as follows:

1.	I have conducted, or caused to be conducted under my supervision, a review of the Servicer during the preceding period from May 24, 2007 through December 31, 2007, and its performance under the Agreement.

2.	To the best of my knowledge, following such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period, and, to the best of my knowledge, there has been no default in the fulfillment of any such obligation.

AmeriCredit Financial Services, Inc.

By:	/s/ James Fehleison	Dated: March 31, 2008
James Fehleison
Executive Vice President, Controller